June 12, 2000

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549

RE: General Form for Registration of Securities on Amendment 4 to Form 10-SB for
    Allergy Immuno Technologies, Inc.


We have read Part II, Item 3 included in Amendment 4 to Form 10-SB for Allergy Immuno Technologies, Inc. (Commission File No. 000-26189) dated June 12, 2000 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.




/s/ CORBIN & WERTZ




CC:  Ms. Janet Moore